Press Release

May 12, 2011	Contact Information:

For Immediate Release	Michael H. Shapiro
Vice President and Chief Financial Officer
414.643.3000
Rexnord LLC Reports Fourth Quarter and Full Fiscal Year 2011 Results
Call scheduled for Friday, May 13, 2011 at 10:00 a.m. Eastern Time
MILWAUKEE, WI - May 12, 2011
Fourth Quarter Highlights:

•	Net sales increased 13% from the prior year fourth quarter to $460 million as core sales grew 13% and the impact of foreign currency was negligible.

•	Income from operations increased 17% from the prior year fourth quarter to $60 million; income from operations as a percent of net sales increased 40 basis points year-over-year to 13.1% of net sales.

•	Adjusted EBITDA was $90 million or 19.6% of net sales compared to 20.1% last year.

•	Cash balances were $390 million at March 31, 2011. Total liquidity (cash plus available borrowings) at March 31, 2011 was $610 million.
Fiscal 2011 Highlights:

•	Net sales increased 13% from the prior year to $1,700 million. Core sales growth was also 13% in fiscal 2011.

•	Income from operations increased 36% from the prior year to $219 million; income from operations as a percent of net sales increased 220 basis points year-over-year to 12.9% of net sales.

•	Adjusted EBITDA was $336 million or 19.8% of net sales compared to 18.9% last year.

•	Free cash flow was $127 million as trade working capital as a percent of sales declined to 20% from 23% in the prior year.
“We delivered solid core growth, earnings and free cash flow in fiscal 2011.  As we look ahead, we anticipate that the fundamental growth and operational capabilities put in place throughout the past several years, coupled with an improving outlook for many of our core vertical markets, positions us for the opportunity to deliver solid performance in fiscal 2012,” commented Todd A. Adams, President and Chief Executive Officer.
Fourth Quarter 2011 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales in the fourth quarter increased 15% from the prior year to $328 million. Core PMC sales also increased 15% in the quarter, driven by solid international growth, improving demand in North America and market share gains across many of our products.
PMC Adjusted EBITDA in the fourth quarter was $77 million or 23.4% of net sales as the benefit of improved operating leverage on higher year-over-year sales volume and productivity gains was offset by the impact of profit variability of certain long lead time projects as well as targeted investments in new product development and global growth capabilities.

Water Management
Water Management net sales in the fourth quarter increased 8% from the prior year fourth quarter to $132 million. Core Water Management sales also increased 8% in the quarter as targeted market share gains and growth in alternative markets more than offset the overall decline in the non-residential construction markets.
Water Management Adjusted EBITDA in the fourth quarter was $24 million or 17.8% primarily the result of higher year-over-year material costs.
Pension and Other Postretirement Benefits - Change in Accounting
During the fourth quarter of fiscal 2011, the Company elected to voluntarily change its method for recognizing actuarial gains and losses for pension and other postretirement benefit plans. Previously, the Company recognized actuarial gains and losses as a component of Stockholders' Equity on the consolidated balance sheet and amortized the gains and losses in excess of 10 percent of the greater of the market-related value of plan assets or the plans’ projected benefit obligation (the "corridor") over participants' future service periods or average remaining life expectancy when all or almost all plan participants are inactive.
Under the new method, the net actuarial gains or losses outside of the corridor will be recognized through our Corporate segment during the fourth quarter of each year (or upon any re-measurement date). Net periodic benefit costs recorded in the first three quarters will continue to primarily comprise service and interest costs and expected returns on plan assets. While the historical method of recognizing actuarial gains and losses was considered appropriate, the Company believes this method is preferable to accelerate the recognition of deferred gains and losses in income and reflect the impact of current economic conditions on our plans more timely. In accordance with ASC 250 Accounting Changes and Error Corrections (ASC 250), the accounting policy change has been reported through retrospective application of the new policy to all periods presented. For a presentation of our operating results before and after the application of this accounting change, see Part II Item 8, Note 2 - Significant Accounting Policies of notes to the consolidated financial statements filed in our fiscal 2011 Annual Report on Form 10-K which is being filed.

EBITDA, Adjusted EBITDA and Free Cash Flow
Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.
Adjusted EBITDA corresponds to “EBITDA” in the Company's credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the tables below entitled “Reconciliation of EBITDA and Adjusted EBITDA.” Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.
We define Free Cash Flow as cash flow from operations less capital expenditures.

About Rexnord
We believe we are a leading, global multi-platform industrial company strategically positioned within the markets and industries we serve. Currently, our business is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 6,200 employees worldwide. Our Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop modular belting, engineered chain and conveying equipment. Our Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, Pex piping and engineered valves and gates for the water and wastewater treatment market. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.
Conference Call Details
Rexnord will hold a conference call and web presentation on Friday, May 13, 2011 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full fiscal year 2011 results and provide a general business update. Rexnord President and CEO, Todd Adams, and Vice President and CFO, Michael Shapiro, will co-host the call and web presentation. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 866-293-8707
International toll #: 913-312-0861
Access Code: 1515373
The web presentation can be accessed via the following web link:
Meeting URL: https://www119.livemeeting.com/cc/vcc/join
Meeting ID: w1515373
Entry Code: A151537
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 p.m. Eastern Time, May 13, 2011 until 1:00 p.m. Eastern Time, May 27, 2011. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 1515373.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time, including our fiscal 2011 Form 10-K that is being filed, with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries
Consolidated Statements of Operations
(in Millions)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2011	March 31, 2010 (1)	March 31, 2011	March 31, 2010 (1)
Net sales	$460.2	$406.7	$1,699.6	$1,510.0
Cost of sales	295.8	257.5	1,102.8	994.4
Gross profit	164.4	149.2	596.8	515.6
Selling, general and administrative expenses	91.9	82.7	329.1	297.7
Restructuring and other similar charges	—	2.5	—	6.8
Amortization of intangible assets	12.2	12.3	48.6	49.7
Income from operations	60.3	51.7	219.1	161.4
Non-operating (expense) income:
Interest expense, net	(42.4)	(47.3)	(173.7)	(183.7)
Loss on the extinguishment of debt	—	—	(100.8)	—
Other income (expense), net	3.9	(15.1)	1.1	(16.4)
Income (loss) before income taxes	21.8	(10.7)	(54.3)	(38.7)
Provision (benefit) for income taxes	5.5	(15.8)	(17.9)	(36.1)
Net income (loss)	$16.3	$5.1	$(36.4)	$(2.6)

(1)
Financial data for 2010 has been adjusted for the Company's voluntary change in accounting for actuarial gains and losses related to its pension and other postretirement benefit plans. For a presentation of our operating results before and after the application of this accounting change, see Part II Item 8, Note 2 - Significant Accounting Policies of notes to the consolidated financial statements filed in our fiscal 2011 Annual Report on Form 10-K.

RBS Global, Inc. and Subsidiaries
Consolidated Balance Sheets
(in Millions, except share amounts)

	March 31, 2011	March 31, 2010 (1)
Assets
Current assets:
Cash and cash equivalents	$390.3	$263.2
Receivables, net	270.1	234.1
Inventories, net	283.8	273.8
Other current assets	36.5	29.4
Total current assets	980.7	800.5
Property, plant and equipment, net	358.4	376.2
Intangible assets, net	644.7	688.5
Goodwill	1,016.2	1,012.2
Insurance for asbestos claims	65.0	86.0
Pension assets	4.6	—
Other assets	31.5	51.8
Total assets	$3,101.1	$3,015.2
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$11.0	$5.3
Trade payables	181.7	135.3
Compensation and benefits	67.9	58.7
Current portion of pension and postretirement benefit obligations	6.1	6.1
Interest payable	51.3	30.2
Other current liabilities	85.4	80.3
Total current liabilities	403.4	315.9

Long-term debt	2,209.9	2,123.9
Pension and postretirement benefit obligations	113.2	137.5
Deferred income taxes	224.1	249.9
Reserve for asbestos claims	65.0	86.0
Other liabilities	47.1	47.8
Total liabilities	3,062.7	2,961.0

Stockholders' equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid-in capital	537.1	533.6
Retained deficit	(514.9)	(478.5)
Accumulated other comprehensive loss	16.1	(1.0)
Total stockholders' equity	38.4	54.2
Total liabilities and stockholders' equity	$3,101.1	$3,015.2

(1)
Financial data for 2010 has been adjusted for the Company's voluntary change in accounting for pension and postretirement benefits. For a presentation of our operating results before and after the application of this accounting change, see Part II Item 8, Note 2 - Significant Accounting Policies of notes to the consolidated financial statements filed in our fiscal 2011 Annual Report on Form 10-K.

RBS Global, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in Millions)

	Fiscal Year Ended
	March 31, 2011	March 31, 2010 (1)
Operating activities
Net loss	$(36.4)	$(2.6)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	57.5	59.6
Amortization of intangible assets	48.6	49.7
Amortization of deferred financing costs	7.7	11.1
Deferred income taxes	(30.3)	(30.2)
Loss on dispositions of property, plant and equipment	1.7	2.5
Equity in earnings of unconsolidated affiliates	(4.1)	(0.5)
Non-cash restructuring charges	—	0.4
Actuarial loss on pension and postretirement benefit obligations	2.5	7.7
Other non-cash (credits) charges	(1.3)	1.1
Loss on debt extinguishment	100.8	—
Stock-based compensation expense	5.6	5.5
Changes in operating assets and liabilities:
Receivables	(30.4)	29.8
Inventories	(2.9)	57.7
Other assets	(3.5)	5.0
Accounts payable	43.0	(0.5)
Accruals and other	6.0	(39.3)
Cash provided by operating activities	164.5	157.0
Investing activities
Expenditures for property, plant and equipment	(37.6)	(22.0)
Proceeds from sales of unconsolidated affiliate	0.9	—
Acquisitions, net of cash acquired	1.2	—
Cash used for investing activities	(35.5)	(22.0)
Financing activities
Proceeds from borrowings of long-term debt	1,145.0	0.5
Proceeds from borrowings of short-term debt	2.0	—
Repayments of long-term debt	(1,071.1)	(116.1)
Repayments of short-term debt	(2.8)	(2.8)
Payment of deferred financing fees	(14.6)	(4.9)
Payment of tender premium	(63.5)	—
Dividend payment to parent company	(2.4)	(30.0)
Excess tax benefit on exercise of stock options	0.5	—
Cash used for financing activities	(6.9)	(153.3)
Effect of exchange rate changes on cash and cash equivalents	5.0	4.0
Increase (decrease) in cash and cash equivalents	127.1	(14.3)
Cash and cash equivalents at beginning of period	263.2	277.5
Cash and cash equivalents at end of period	$390.3	$263.2

(1)
Financial data for 2010 has been adjusted for the Company's voluntary change in accounting for pension and postretirement benefits. For a presentation of our operating results before and after the application of this accounting change, see Part II Item 8, Note 2 - Significant Accounting Policies of notes to the consolidated financial statements filed in our fiscal 2011 Annual Report on Form 10-K.

RBS Global, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
Fourth quarter
(in millions)
(Unaudited)

	Quarter Ended
(in millions)	March 31, 2011	March 31, 2010 (1)
Net income	$16.3	$5.1
Interest expense, net	42.4	47.3
Income tax provision (benefit)	5.5	(15.8)
Depreciation and amortization	26.5	27.7
EBITDA	$90.7	$64.3

Adjustments to EBITDA (2)
Restructuring and other similar costs	$—	$2.5
Stock option expense	1.5	1.4
LIFO expense	1.9	(1.7)
Other (income) expense, net	(3.9)	15.1
Subtotal of adjustments to EBITDA	(0.5)	17.3
Adjusted EBITDA	$90.2	$81.6
Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)
Financial data for 2010 has been adjusted for the Company's voluntary change in accounting for actuarial gains and losses related to its pension and other postretirement benefit plans. For a presentation of our operating results before and after the application of this accounting change, see Part II Item 8, Note 2 - Significant Accounting Policies of notes to the consolidated financial statements filed in our fiscal 2011 Annual Report on Form 10-K.

(2)	Adjustments to EBITDA
We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other income, net for the quarter ended March 31, 2011, consists of management fee expense of $0.7 million, loss on the sale of fixed assets of $0.3 million and foreign currency transaction gains of $4.9 million. Other expense, net for the quarter ended March 31, 2010, consists of management fee expense of $0.7 million, loss on the sale of fixed assets of $1.9 million, foreign currency transaction losses of $12.2 million and other miscellaneous expense of $0.3 million.

RBS Global, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
Fiscal Year Ended
(in millions)
(Unaudited)

	Fiscal Year Ended
(in millions)	March 31, 2011	March 31, 2010 (1)
Net loss	$(36.4)	$(2.6)
Interest expense, net	173.7	183.7
Income tax provision (benefit)	(17.9)	(36.1)
Depreciation and amortization	106.1	109.3
EBITDA	$225.5	$254.3

Adjustments to EBITDA (2)
Restructuring and other similar costs	$—	$6.8
Loss on extinguishment of debt	100.8	—
Stock option expense	5.6	5.5
Impact of inventory fair value adjustments	—	0.3
LIFO expense	4.9	1.7
Other (income) expense, net	(1.1)	16.4
Subtotal of adjustments to EBITDA	110.2	30.7
Adjusted EBITDA	$335.7	$285.0
Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)
Financial data for 2010 has been adjusted for the Company's voluntary change in accounting for actuarial gains and losses related to its pension and other postretirement benefit plans. For a presentation of our operating results before and after the application of this accounting change, see Part II Item 8, Note 2 - Significant Accounting Policies of notes to the consolidated financial statements filed in our fiscal 2011 Annual Report on Form 10-K.

(2)	Adjustments to EBITDA
We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other income, net for the year ended March 31, 2011, consists of management fee expense of $3.0 million, loss on the sale of fixed assets of $1.7 million, income in unconsolidated affiliates of $4.1 million (including a $3.4 million gain recorded as a result of our step acquisition of 100% of the voting shares in Mecánica Falk on August 31, 2010), foreign currency transaction gains of $1.5 million and other miscellaneous gains of $0.2 million. Other expense, net for the year ended March 31, 2010, consists of management fee expense of $3.0 million, transaction costs associated with the debt exchange offer of $6.0 million, foreign currency transaction losses of $4.3 million, loss on the sale of fixed assets of $2.5 million, income in unconsolidated affiliates of $0.5 million and other miscellaneous expenses of $1.1 million.

RBS Global, Inc. and Subsidiaries
Supplemental Data
(in millions)
(Unaudited)

	Fiscal 2011
	Q1(1)	Q2(1)	Q3(1)	Q4	Total
Net sales
Process and Motion Control	$265.5	$282.1	$299.6	$327.9	$1,175.1
Water Management	141.8	130.2	120.2	132.3	524.5
Corporate	—	—	—	—	—
Total	$407.3	$412.3	$419.8	$460.2	$1,699.6

Adjusted EBITDA
Process and Motion Control	$55.6	$63.1	$67.4	$76.8	$262.9
Water Management	30.2	25.6	20.8	23.5	100.1
Corporate	(5.6)	(5.7)	(5.9)	(10.1)	(27.3)
Total	$80.2	$83.0	$82.3	$90.2	$335.7

Adjusted EBITDA %
Process and Motion Control	20.9%	22.4%	22.5%	23.4%	22.4%
Water Management	21.3%	19.7%	17.3%	17.8%	19.1%
Total (including Corporate)	19.7%	20.1%	19.6%	19.6%	19.8%

	Fiscal 2010 (1)
	Q1	Q2	Q3	Q4	Total
Net sales
Process and Motion Control	$234.4	$238.4	$246.4	$284.5	$1,003.7
Water Management	133.5	131.3	119.3	122.2	506.3
Corporate	—	—	—	—	—
Total	$367.9	$369.7	$365.7	$406.7	$1,510.0

Adjusted EBITDA
Process and Motion Control	$38.5	$48.2	$52.3	$71.1	$210.1
Water Management	27.1	29.2	23.2	22.8	102.3
Corporate	(6.1)	(5.1)	(3.9)	(12.3)	(27.4)
Total	$59.5	$72.3	$71.6	$81.6	$285.0

Adjusted EBITDA %
Process and Motion Control	16.4%	20.2%	21.2%	25.0%	20.9%
Water Management	20.3%	22.2%	19.4%	18.7%	20.2%
Total (including Corporate)	16.2%	19.6%	19.6%	20.1%	18.9%

(1)
Financial data for the first, second and third quarters of fiscal 2011 and all quarters of fiscal 2010 have been adjusted for the Company's voluntary change in accounting for actuarial gains and losses related to its pension and other postretirement benefit plans. For a presentation of our operating results before and after the application of this accounting change, see Part II Item 8, Note 2 - Significant Accounting Policies of notes to the consolidated financial statements filed in our fiscal 2011 Annual Report on Form 10-K.